UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

July 21, 2014
(Date of earliest event reported)

ALASKA AIR GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8957	91-1292054
(Commission File Number)	(IRS Employer Identification No.)

19300 International Boulevard, Seattle, Washington	98188
(Address of Principal Executive Offices)	(Zip Code)

(206) 392-5040
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)    Appointment of Certain Officers

On July 23, 2014, Alaska Air Group, Inc. (the “Company” or “Air Group”) filed a Current Report on Form 8-K (the “Original 8-K”) to report the appointment of David L. Campbell as the President and Chief Operating Officer of the Company’s wholly-owned subsidiary, Horizon Air Industries, Inc., effective August 11, 2014. This Form 8-K/A amends and updates the disclosures included in Item 5.02(c) of the Original 8-K to provide certain compensation information for Mr. Campbell that was not determined at the time of the Original 8-K.

On August 5, 2014, the Compensation and Leadership Development Committee of the Company’s Board of Directors approved compensation arrangements for Mr. Campbell in connection with his appointment as Horizon Air’s President and Chief Operating Officer.

Mr. Campbell will receive an annual base salary of $283,000 and participate in the Company’s Performance Based Pay (PBP) Plan, with annual bonus pay targeted at 65% of his base salary. Mr. Campbell’s bonus for fiscal years 2014-2016 will range from a minimum payout of 32.5% of his base salary to a maximum payout of 130% of his base salary, based upon Horizon Air's and Mr. Campbell’s achievement of goals established annually by the Company’s Board of Directors. Mr. Campbell’s bonus for the 2014 fiscal year will be payable in 2015 and will be pro-rated to his August 11, 2014 effective date of employment.

In addition, effective August 11, 2014, the Compensation and Leadership Development Committee of the Company’s Board of Directors granted Mr. Campbell 2,210 restricted stock units and stock options to acquire 3,710 shares of the Company’s common stock under the Company’s 2008 Performance Incentive Plan. Subject to Mr. Campbell’s continued employment, 100% of such restricted stock units are scheduled to vest on August 11, 2017 and the options are scheduled to vest in four annual installments (25% on each of the first four anniversaries of the grant date) and have a maximum term of 10 years.

The Company will also reimburse Mr. Campbell for approximately $75,000 in relocation-related expenses.

Mr. Campbell is expected to enter into the Company’s standard form of Change of Control Agreement, the form of which has been previously filed with the SEC.

ALASKA AIR GROUP, INC.
Registrant

Date: August 11, 2014

/s/ Brandon S. Pedersen
Brandon S. Pedersen
Vice President/Finance and Chief Financial Officer